Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-191989) of our reports dated February 25, 2013, relating to the financial statements of M/I Homes, Inc. and subsidiaries, and the effectiveness of M/I Homes, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of M/I Homes, Inc. and subsidiaries for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the prospectus, which is a part of this registration statement.

/s/ DELOITTE & TOUCHE LLP

Columbus, OH

December 9, 2013